UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                           FORM 10-QSB


Quarterly Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

For the quarterly period ended        March 31, 1997

Commission file number     0-24624

         U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
(Exact name of registrant as specified in its charter.)

         NEW YORK                    13-3097642
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)     Identification No.)

7201 Wisconsin Avenue, Bethesda, MD            20814
(Address of principal executive offices      (Zip Code)

Registrant's telephone number, including area code:
(301) 215-7777

     Indicate by check mark whether the registrant(1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                         YES [X]        NO [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:

The number of shares outstanding of each of the issuer's classes of common equity, as of May 9, 1997, was 4,772,500 shares of Common Stock and 2,000,000 of Common Stock Class B.

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                       PART I. - FINANCIAL INFORMATION

                     U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

                                                   March 31,     December 31,
                                                     1997            1996
                                                 ___________    ____________

                                    ASSETS
Current assets:
Cash & cash equivalents                          $11,631,000     $13,374,000
Receivables:
  Trade accounts, less allowance                   6,091,000       4,626,000
  Current portion-long term trade accounts         3,616,000       3,612,000
  Commissions receivable                             391,000         449,000
Inventories                                        2,515,000       2,188,000
Other current assets                                 884,000         716,000
                                                  __________      __________
   Total current assets                           25,128,000      24,965,000

Plant, property & equipment                        2,140,000       1,783,000
Accounts receivable, long term                     2,531,000       2,068,000
Other                                                269,000         148,000
                                                  __________      __________
  Total assets                                   $30,068,000     $28,964,000
                                                 ===========     ===========

                    LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses           $  6,850,000     $ 6,118,000
Accrued contract training                            744,000         724,000
Current portion-long term accounts payable, net    1,276,000       1,615,000
Income taxes payable                                 412,000         465,000
                                                  __________      __________
  Total current liabilities                        9,282,000       8,922,000
Long term accounts payable, net                    1,743,000       1,126,000
                                                  __________      __________
  Total liabilities                               11,025,000      10,048,000

Shareholders' equity:
Preferred stock, $.01 par value:
   Authorized - 5,000,000 shares,
   none issued
Common stock, $.01 par value
   Authorized - 30,000,000 shares
   (including 2,000,000 designated class B);
   Common stock - 4,772,500 shares issued
   and outstanding                                    48,000          48,000
Common stock-Class B - 2,000,000 shares
   issued and outstanding                             20,000          20,000
Additional paid in capital                        17,238,000      17,278,000
Foreign currency equity translation
   adjustment                                         (6,000)         (8,000)
Retained earnings                                  1,743,000       1,578,000
                                                  __________      __________
  Total shareholders' equity                      19,043,000      18,916,000
                                                  __________      __________
  Total liabilities and shareholders' equity     $30,068,000     $28,964,000
                                                 ===========     ===========

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
                     U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                 Three months ended March 31,
                                                      1997            1996

Net Sales                                         $5,498,000      $3,660,000
Cost of goods sold                                 3,925,000       2,643,000
                                                   _________       _________
Gross profit on sales                              1,573,000       1,017,000
Net commission income                                114,000         166,000
                                                   _________       _________
Total gross profit on sales
  and net commission income                        1,687,000       1,183,000

Selling, general and administrative
  Salaries and payroll taxes                         835,000         695,000
  Travel and entertainment                           305,000         221,000
  Other                                              640,000         574,000
                                                   _________       _________
                                                     (93,000)       (307,000)

Other Income and Expenses
  Interest Expense                                   (16,000)         (5,000)
  Interest Income                                    209,000         106,000
  Miscellaneous Income                               139,000         136,000
                                                   _________       _________
  Total Other Income/Expenses                        332,000         237,000

Income/(loss) before provision for taxes             239,000         (70,000)
(Provision for)/benefit from income taxes            (74,000)         25,000
                                                   _________       _________
Net income/(loss)                                 $  165,000      $  (45,000)
                                                  ==========      ==========
Net income/(loss) per share                       $     0.03      $    (0.01)
                                                  ==========      ==========
Weighted average shares outstanding                6,336,372       3,390,000
                                                  ==========      ==========

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
                     U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)


                                                 Three months ended March 31,
                                                      1997            1996

Operating activities
Net income/(loss)                           $        165,000      $  (45,000)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation & amortization                           45,000          24,000
Provision for doubtful accounts                        5,000           5,000
Provision for deferred taxes                         (11,000)              0
Inventory write-down                                  20,000          30,000
Sales of demo equipment                               11,000               0
Changes in operating assets and liabilities:
  Accounts receivable                             (1,937,000)       (826,000)
  Commissions receivable                              58,000         597,000
  Inventories                                       (347,000)       (659,000)
  Other current assets                              (168,000)       (181,000)
  Other assets                                      (121,000)        (24,000)
  Accounts payable and accrued expenses            1,030,000         468,000
  Income taxes payable                               (53,000)        (46,000)
                                                 ___________       _________
Net cash used in operating activities             (1,303,000)       (657,000)

Investing activities
Purchase of property and equipment                  (402,000)        (48,000)
                                                 ___________       _________
Net cash used in investing activities               (402,000)        (48,000)

Financing activities
Fee expense from issuance of common stock            (40,000)              0
                                                 ___________       _________
Net cash provided by financing activities            (40,000)              0
                                                 ___________       _________
Effect of foreign exchange rate changes on
  cash and cash equivalents                            2,000               0
                                                 ___________       _________
Net increase/(decrease) in cash and
   cash equivalents                               (1,743,000)       (705,000)
Cash and cash equivalents at beginning of
   period                                         13,374,000       3,599,000
                                                 ___________       _________
Cash and cash equivalents at end of period       $11,631,000      $2,894,000
                                                 ===========      ==========

                     U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
                        NOTES TO FINANCIAL STATEMENTS
                               March 31, 1997


Note 1.  Statement of Information Furnished
	 The accompanying unaudited consolidated financial statements have been prepared in accordance with form 10-QSB instructions and in the opinion of management contain all adjustments and normal or recurring accruals as necessary to present fairly the financial position as of March 31, 1997, the results of operations for the quarter ended March 31, 1997 and 1996 and the cash flows for the quarters ended March 31, 1997 and 1996. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Form 10-KSB.
	 Certain information and footnote disclosure normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying consolidated financial statements be read in conjunction with the financial statements and notes thereto incorporated in the Company's Form 10-KSB.

Note 2.  FASB No. 128, Earnings Per Share
   In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to result in an increase in earnings per share for the first quarter ended March 31, 1997 and March 31, 1996 respectively.

                  U.S.-CHINA INDUSTRIAL EXCHANGE, INC.
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operation

Quarter ended March 31, 1997 compared to quarter ended March 31, 1996

	The Company's revenues are derived in two ways: net sales by the Company for its own account and net commission income consisting of commissions on sales made by manufacturers that are represented by the Company. The Company often elects the form of each transaction based on the circumstances of the transaction, including the nature of the products and parties involved. Consequently, the Company does not believe that the changes over the periods in the mix comprising total gross profit on sales and net commission income necessarily reflect any trends.

  The Company's net sales for the quarter ended March 31, 1997 increased $1,838,000 or 50% and net commission income decreased $52,000 or 31% over the quarter ended March 31, 1996. The total gross profit on sales and net commission income increased $504,000 or 43%.

  A portion of the Company's net sales for the quarter ended March 31, 1996 were facilitated by Export-Import bank financing to certain identified Chinese organizations for the purchase of equipment sold by the Company. No such financing was available for the Company's sales for the quarter ended
March 31, 1997. While the Company continues to explore additional financing opportunities, including with the Export-Import bank, there can be no assurances that any such financing will be available in the future.

	The Company believes that the total gross profit on sales and net commission income has been negatively impacted during the quarter by restrictions imposed by the Chinese government on the availability of credit from the Chinese banking system to the Company's customers. While there has been some recent relaxation of these restictions for some Chinese organizations, the Company believes the restrictions on the availability of credit will nevertheless continue to impact operations for the immediate future.

	The Company's gross profit on sales as a percentage of net sales for the quarter ended March 31, 1997 was 29% as compared to 28% for the quarter ended March 31, 1996.

	Selling, general and administrative expenses for the quarters ended March 31, 1997 and 1996 were $1,780,000 and $1,490,000, respectively, representing an increase of 19%. These expenses represent costs associated with an increase in the number of Company employees, including an increase in the Company sales staff, and higher travel and entertainment expenses than the previous year.

  Interest income for the quarters ended March 31, 1997 and 1996 were $209,000 and $106,000 respectively. The increase is principally due to the Company's return on invested proceeds from the Company's second underwritten public offering in November 1996.

Liquidity and Capital Resources

  During the first quarter of 1997 the Company continued to invest funds toward the Beijing United Family Health Center. Through March 31, 1997 the company has spent approximately $1.7 million toward equipment and building improvements for the center. The total expenditure is expected to be approximately $3,000,000 through completion.

  Also during the quarter ended March 31, 1997, increased sales resulted in a $1,937,000 increase in accounts receivable offset somewhat by a $1,030,000 increase in accounts payable.



                     PART II - OTHER INFORMATION


Item 6.  Exhibits and Reports on Form 8-K

	 a. None

	 b. Reports on Form 8-K
		None

                  U.S.-CHINA INDUSTRIAL EXCHANGE, INC.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  U.S.-CHINA INDUSTRIAL EXCHANGE, INC.




May 14, 1997                      Lawrence Pemble
Date                              Lawrence Pemble
                                  Executive Vice President Finance and
                                  Director




May 14, 1997                      Ronald Zilkowski
Date                              Ronald Zilkowski
                                  Vice President Finance and Controller